Exhibit 2.1

WAIVER TO AGREEMENT AND PLAN OF MERGER

This WAIVER TO AGREEMENT AND PLAN OF MERGER (this “Waiver”) is made and entered into as of April 30, 2025, by and among INTEGRATED RAIL AND RESOURCES ACQUISITION CORP., a Delaware corporation (“SPAC”), UINTA INFRASTRUCTURE GROUP CORP., a Delaware corporation (“Holdings”), UINTA LOWER HOLDINGS, INC., a Delaware corporation (“Lower Holdings”), UINTA INTEGRATION MERGER CO., a Delaware corporation (“SPAC Merger Sub”), UINTA MERGER LLC, a Delaware limited liability company (“Company Merger Sub”), TAR SANDS HOLDINGS II, LLC, a Utah limited liability company (the “Company”), and ENDEAVOUR CAPITAL GROUP, LLC, a Utah limited liability company (“Company Member Representative” and, collectively with SPAC, Holdings, Lower Holdings, SPAC Merger Sub, Company Meger Sub, and the Company, the “Parties” and each a “Party”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of August 12, 2024 (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger dated November 8, 2024, that certain Second Amendment to Agreement and Plan of Merger dated December 31, 2024, and as further amended or modified from time to time, the “Merger Agreement”);

WHEREAS, the Parties intend to waive certain conditions to the Closing contained in Section 8.03(f) of the Merger Agreement;

WHEREAS, pursuant to Section 10.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing by the Parties executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Waiver.

1.1 Pursuant to Section 8.03 of the Merger Agreement, the obligation of the Company to consummate the Transactions is subject to the satisfaction of certain conditions, including, without limitation, the condition in Section 8.03(f) of the Merger Agreement, which provides that Shares of Holdings Class A Common Stock and Holdings Public Warrants shall have been approved for listing on a National Exchange.

1.2 Pursuant to Section 8.03 of the Merger Agreement, any one or more of the conditions to Closing set forth in Section 8.03 may be waived in writing by the Company.

1.3 The Company hereby irrevocably waives Section 8.03(f) of the Merger Agreement (and any breaches of the representations and warranties and/or covenants that may occur directly as a result of such waiver), for a period of 90 days from the Closing (the “Waiver Period”), the requirement that the Shares of Holdings Class A Common Stock and Holdings Public Warrants shall have been approved for listing on a National Exchange. For the avoidance of doubt, the Company is not waiving any other conditions of the Company’s obligations to consummate the Transactions pursuant to the Merger Agreement.

1.4 Upon the expiration of the Waiver Period, if Section 8.03(f) has still not been satisfied (in the Company’s, SPAC shall pay (or one of SPAC’s Affiliates shall pay on SPAC’s behalf), a monthly cash payment to the Company equal to $120,000 (the “Monthly Waiver Payments”) until the earlier of: (x) the Company has received four million dollars ($4,000,000) from such Monthly Waiver Payments or (y) Shares of Holdings Class A Common Stock and Holdings Public Warrants have been approved for listing on a National Exchange.

2. Miscellaneous.

2.1 No Further Waiver or Amendment. Except as expressly waived, modified, and superseded by this Waiver, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms. This Waiver is limited precisely as written and shall not be deemed to be an amendment, waiver or other modification to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Waiver shall form an integral and inseparable part of the Merger Agreement, and the Merger Agreement and this Waiver shall be read and construed together as one agreement and supersedes all prior agreements, arrangements, contracts, discussions, negotiations, undertakings and understanding, whether written or oral, among the Parties with respect to the matters specified herein. From and after the date of this Waiver, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Waiver or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended or otherwise modified by this Waiver, whether or not this Waiver is expressly referenced (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to August 12, 2024).

2.2 Other Terms. The provisions of Article X of the Merger Agreement shall apply mutatis mutandis to this Waiver, and to the Merger Agreement as modified by this Waiver, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Waiver to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

INTEGRATED RAIL AND RESOURCES ACQUISTION CORP.

By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Chief Executive Officer

UINTA INFRASTRUCTURE GROUP CORP.

By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Director

UINTA LOWER HOLDINGS, INC.

By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	President, Secretary and Treasurer

UINTA INTEGRATION MERGER CO.

By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Chairman, President and Secretary

UINTA MERGER LLC

By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	President, Secretary and Treasurer

[Signature Page to Waiver to Agreement and Plan of Merger]

TAR SANDS HOLDINGS II, LLC

By:	/s/ Kevin Baugh
	Name:	Kevin Baugh
	Title:	Manager

ENDEAVOR CAPITAL GROUP, LLC

By:	/s/ Joseph T. Sorenson
	Name:	Joseph T. Sorenson
	Title:	Authorized Representative

[Signature Page to Waiver to Agreement and Plan of Merger]